EXHIBIT 99.2

COMPAQ COMPUTER CORPORATION        P.O. BOX 692000                NEWS RELEASE
NORTH AMERICA PUBLIC RELATIONS     HOUSTON, TEXAS  77269-2000
                                   TEL 281-514-0484
                                   FAX 281-514-4583

                                   HTTP://WWW.COMPAQ.COM



[LOGO OF COMPAQ COMPUTER CORPORATION APPEARS HERE]


FOR IMMEDIATE RELEASE
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                 COMPAQ PROVIDES FRAMEWORK FOR DIGITAL INTEGRATION

HOUSTON, June 11, 1998 - With the Compaq acquisition of Digital effective today following Digital shareholders' approval this morning, Compaq began to map out its plans for the integration of Digital into Compaq.

"Together, Compaq and Digital will be a much stronger competitor than we were as separate companies," said Eckhard Pfeiffer, Compaq's President and Chief Executive Officer. "Compaq will move to integrate Digital as rapidly as possible."

"As a necessary part of the integration process and to position Compaq for future growth, Compaq will record several acquisition-related charges in the second quarter," said Earl Mason, Compaq's Senior Vice President and Chief Financial Officer.

These acquisition charges will include the write-off for purchased in-process technology, Compaq restructuring charges for elimination of duplicate facilities and employee separations, and other related operating adjustments. "Excluding these charges, we believe the combined company will achieve approximately break-even results for the second quarter," said Mason.

OUTLOOK

     "While the third quarter will be transitional, focused both on the integration of Digital businesses and the achievement of synergies, we continue to believe earnings of the combined companies will be accretive as early as the fourth quarter," said Mason.

COMPANY BACKGROUND
     Compaq Computer Corporation, the world's largest computer manufacturer, is a Fortune Global 200 company and the largest global supplier of personal computers. Founded in 1982, Compaq develops and markets hardware, software, solutions and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, networking and communication products, commercial desktop and portable products and consumer PCs. The company is a leader in environmentally friendly programs and business practices.

     Compaq products are sold and supported in more than 100 countries through a network of authorized Compaq marketing partners. Customer support and information about Compaq and its products are available at http://www.compaq.com or by calling 1-800-OK-COMPAQ. Product information and reseller locations are available by calling 1-800-345-1518.

     This release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include the implementation of operations and systems improvements, particularly those associated with the Optimized Distribution Model; the operational integration associated with the acquisition of Digital Equipment Corporation; market responses to pricing actions and promotional programs; continued competitive factors and pricing pressures; inventory risks due to shifts in market demand; timely development, production, and acceptance of the products; and changes in product mix. Further information on the factors that could affect Compaq's financial results are included in its SEC filings, including the annual report on Form 10-K for the year ended December 31, 1997, and the quarterly report on Form 10-Q for the quarter ended March 31, 1998.

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Compaq,  Registered  U.S. Patent and Trademark Office. Digital is a registered trademark of Digital Equipment Corporation. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

For  further  information,  contact:
Compaq  Computer  Corporation          Jim  Finlaw          281-514-6137
jim.finlaw@compaq.com
Miller/Shandwick  Technologies         Mark  Ostermann      281-514-5893
mark.ostermann@compaq.com
Compaq  Investor  Relations            281-514-9549   or    800-433-2391